Exhibit 10.1

TERMINATION AGREEMENT

This TERMINATION AGREEMENT is executed into on March 14th, 2013 in the city of Salvador – BA - Brazil by and between LAKELAND BRASIL S.A., private corporation established at Rua do Luxemburgo, 260, Quadra O – Lotes 82/83, in the city of Salvador, state of Bahia, Brazil, registered before Brazilian Federal Revenue under n. 04.011.170/0001-22 (“Company” or “Party”), LAKELAND INDUSTRIES, Inc., private corporation established at 701-7 Koehler Avenue, Ronkonkoma, N.Y. 11779, USA, registered before U.S. Federal Revenue under n. 13-3115216 (“Parent Company” or “Party”) and Lakeland Brasil S.A. current Director and Signing Officer MIGUEL ANTONIO DOS GUIMARÃES BASTOS, Brazilian citizen, married, registered before Brazilian Federal Revenue under n. 125.891.957-53, resident in the city of Lauro de Freitas, state of Bahia, Brazil, at Condomínio Parque Encontro das Águas, Quadra I, Lote 39, Portão, Postal Code 42700-000 (“Officer” or “Party”).

WHEREAS the Officer has been elected as Director of the Company for the period of two years as of the Shareholders Meeting occurred in the 4th day of June, 2012;

WHEREAS Brazilian Federal Law n. 6.404/1976, on its article 143, caput, states that any corporate company established under Brazilian law can dismiss its officers at any time and even without any specific justification (ad nutum);

WHEREAS the Officer and the Company have agreed about the termination of the Management Agreement between the Parties, executed in March 22th, 2011;

NOW, THEREFORE, in consideration of the mutual covenants exchanged herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by both, the Parties agree as follow:

1. DATE OF TERMINATION

1.1. The Parties agree that the Officer will leave his current employment at and as a director of the Company at the end of the term of 120 (one hundred and twenty) days, counted from the date of signature of this Agreement.

1.1.1. Without prejudice of any financial compensation provided for herein and without the need of any formal or advance notice in writing or any other form, the Company will have the option of terminating its relationship with the Officer at any point within the above-mentioned term.

1.2. At the end of the term established in the preceding item or whenever the termination becomes effective in accordance with item 1.1.1, the relationship between the Parties will be considered terminated for all the purposes and effects provided for by Brazilian laws, and the Officer will cease to have any power to act on behalf of, sign for or represent the Company for any purpose.

1.3. Actual termination will be automatically triggered pursuant to item 1.1.1 in the case of the appointment by the Company of a replacement officer as the Company signing officer during the term mentioned above.

2. TERMS OF SEVERANCE PAYMENTS

2.1. As a result of this Agreement, the Company will make 6 (six) monthly payments, equal to the Officer’s current compensation (R$ 44,642.90 - forty four thousand six hundred forty two Brazilian Reals and ninety cents per month).

2.2. These payments will be initiated upon the Officer’s actual termination, in the terms of item 1 above. Until that date, the Officer will be compensated pursuant to his current contract with the Company.

2.3. Furthermore, the Company will pay to the Officer a commission of 3% (three per cent) of its net sales, commencing upon the completion of the six monthly payments provided for in item 2.1 herein, up to a cap of R$832,142.60 (eight hundred and thirty two thousand one hundred and forty two Brazilian Reals and sixty cents).

2.4. The Parties agree that such payments pursuant to items 2.1 and 2.3 herein should not exceed R$1.100.000,00 (one million and one hundred thousand Brazilian Reals) in the aggregate and correspond to the usual severance payment from the Company to its senior executives and the amounts are defined as consideration for the termination of the original contract.

2.5. In any case, the Parties confirm that the payment provided in this clause are not due to employment relationship between the Parties, but correspond to the adequate compensation for the termination of the original contract.

2.5.1. However, if for any reason any court or government authority establishes that there is an employment relationship between the Parties and that any payment, including but not limited to severance or termination compensation, the Parties agree that the amounts payable under this Agreement correspond to the full amount to be paid to the Officer. Without prejudice to the payments in accordance with this Agreement, the Officer hereby waives and grants the Company a general release of any other amount that could possibly be considered as owed to the Officer under labor laws or any other laws or contracts, so that the only amounts to be received by the Officer are the ones provided for herein. The Officer also agrees to take any action, sign any documents or make any declarations, including before any court or government authority, as may be needed to make this provision fully effective.

2.6. All the payments under this Agreement will be made by depositing the amounts in the checking account maintained by Laciba Consultoria Empresarial Ltda., tax ID number 42.001.016/0001-69 at Banco Itau, Branch 6398, account number 02005-2, or other banking account as may be specified in writing by the Office, and the respective proof of deposit will be considered for all legal purposes as a receipt.

2.7. Any applicable withholding tax on the severance payments described above will be accordingly deducted as provided for by the law.

3. DEFAULT

3.1. In case of default in any of the payments defined in this Agreement or in case no new signing officer is named by the shareholders or the Company by the end of the 120 (one hundred and twenty) days term provided for in item 1 of this Agreement, the Officer will be entitled to receive R$1.100.000,00 (one million and one hundred thousand Brazilian Reals), less a deduction for any payments made pursuant to item 2.1 and 2.3 above, immediately after the default or the end of the deadline.

3.1.1. For avoidance of doubt, the Parties define that the Company will be in compliance with this provision if it files with the competent Board of Trade (Junta Comercial) within the aforementioned term the corporate resolution or minutes appointing the new signing officer, regardless of the time it may take for such appointment to be registered by the Board of Trade or any other government authorities or reflected in the Company’s records at such government offices.

3.1.2. If it becomes due, the payment provided for in item 3.1 will replace any other payment owed the Officer under this Agreement and will become the only amount to the paid to the Officer by the Company for all purposes.

3.2. The provision contained in item 3.1 also applies in the case of (a) takeover or (b) change in control of the Company.

3.3. In case no new signing officer is named during the above-mentioned term, the Officer will still be automatically released from all his obligations as signing officer and director of the Company at the end of such term, even though the Company may have no named signing officer and regardless of any consequences of such situation.

3.3.1. In the situation described in this item 3.3, the Officer will be entitled to take appropriate actions to have his termination registered by all competent government authorities, including but not limited to the Board of Trade and tax authorities.

4. MUTUAL RELEASE

4.1. The Parties, for themselves and on behalf of their respective officers, directors and shareholders, hereby release and forever discharge each other from all past, present and future claims, demands, obligations, and causes of action of any nature whatsoever after the payments described on item 2, and declare that no other values or rights related to this Agreement, to the Management Agreement executed in March 22th, 2011 or to the employment contract shall be claimed in Court or by any other means.

5. NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

5.1. The Officer’s existing non-competition, non-solicitation and confidentiality agreements with the Company, as provided for in clauses 6.1, 6.2 and 6.3 of the Management Agreement, will be extended to any other company where the Officer may act directly or indirectly as a director, signing officer, shareholder, owner or representative and shall survive the termination of the Management Agreement.

5.2. The existing non-competition, non-solicitation and confidentiality agreements will also be extended to any other entities where the Officer or any member of his family may separately or jointly have directly or indirectly any controlling interest.

5.3. The Officer will take any appropriate or necessary actions or measures to immediately and effectively ensure compliance with this provision and will promptly indemnify the Company for any losses, including but not limited to lost profits that the Company may incur due to the violation or non-compliance with this provision.

6. REPRESENTATIONS AND WARRANTIES

6.1. Each party hereby represents and warrants that it or he has been represented by independent legal counsel of its or his choice, or if not represented by independent legal counsel, that it or he has had the opportunity and was encouraged to engage independent legal counsel and discuss fully the terms of this agreement with such independent legal counsel, and that it or he has entered into this agreement voluntarily and of its or his own free will and without any duress.

7. CONFIDENTIALITY

7.1. The Parties agree to maintain the confidentiality of the terms and contents of this Agreement to the extent permitted by law and except as required by US Securities laws.

7.2. Accordingly, the Parties will not voluntarily disclose the terms and contents of this Agreement to any third party other than attorneys in connection with the rendering professional services, or as required by law.

7.3. The Officer will not divulge to any person, firm, or corporation, any trade secret, marketing strategies, employee lists or any other document or information relevant to the conduct of the business of the Company, or the manufacture of the articles made by the Company, or any other information that may have come to his knowledge during the period the Officer was with the Company as its signing Officer, including the term provided for in item 1 of this Agreement.

8. NO ADMISSION

8.1. Nothing contained in this Agreement shall constitute any admission as to liability of any kind by either Party.

9. DISPUTE RESOLUTION

9.1. In the event of any dispute regarding the performance of any right or obligation under this Agreement or also regarding the interpretation of its terms, the Parties agree that such dispute will be submitted and enforced before the local civil courts of the city of Salvador, state of Bahia, Brazil.

10. SEVERABILITY

10.1. If any provision of this Agreement is held or deemed to be invalid, inoperative or unenforceable, the remaining provisions herein contained will nonetheless continue to be valid, operative and enforceable as though the invalid, inoperative or unenforceable provision had not been included in this Agreement.

11. INTEGRATION

11.1. This Agreement contains the entire agreement between the Parties hereto and constitutes the complete, final and exclusive embodiment of their agreement with respect to the subject matter contained herein, and shall inure to the benefit of the Parties hereto and their respective assigns, heirs, and successors-in-interest.

IN WITNESS WHEREOF, the undersigned have accorded into the terms above.

Salvador, Bahia, Brazil, March 14th, 2013.

By Lakeland Brasil S.A.	By Lakeland Brasil S.A.
Name: Rodrigo Pougy	Name: Raimundo Barbosa Sampaio
Title: POA	Title: POA
Signed: /s/ Rodrigo Pougy	Signed: /s/ Raimundo Barbosa Sampaio

By Lakeland Industries, Inc.	By Lakeland Industries, Inc.
Name: Christopher J. Ryan	Name: Gary Pokrassa
Title: President	Title: CFO
Signed: /s/ Christopher J. Ryan	Signed: /s/ Gary Pokrassa

Miguel Antonio dos Guimarães Bastos

Signed: /s/ Miguel Antonio dos Guimarães Bastos